Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated November 13, 2023, except for Notes 2, 7, 8 and 11 as to which the date is January 4, 2024 and Note 3 as to which the date is July 23, 2024, with respect to the financial statements of FreeCast, Inc. for the years ended June 30, 2023, and 2022, in this Registration Statement on Form S-1 relating to the registration of Warrants to Purchase 14,846,977 Shares of Class A Common Stock. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

July 24, 2024